UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2009

UAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 W. Wacker Drive, Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 997-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Company’s Current Report on Form 8-K filed on November 5, 2009, Paul R. Lovejoy resigned as Senior Vice President, General Counsel and Secretary of UAL Corporation and United Air Lines, Inc., effective November 1, 2009. On December 2, 2009, the Human Resources Subcommittee of the UAL Board approved the terms of a separation agreement with Mr. Lovejoy, and an agreement was entered into by the parties on that date (the “agreement”).

Pursuant to the terms of the agreement, Mr. Lovejoy will receive certain benefits, including cash payments equal to twelve months of his base salary plus his target annual incentive amount (60% of base salary). These payments will be made semimonthly until October 31, 2010. Mr. Lovejoy will also be paid for his unused vacation for 2009 and his accrued vacation for 2010. Consistent with the terms of the UAL Corporation 2006 Management Equity Incentive Plan and 2008 Incentive Compensation Plan, Mr. Lovejoy will forfeit all unvested cash incentive and equity-based awards and will have until January 31, 2010 to exercise vested stock options. In addition, Mr. Lovejoy will receive outplacement consulting services and continuation of certain medical and life insurance benefits through October 31, 2010.

Mr. Lovejoy will receive these benefits in consideration for agreeing to certain covenants in the agreement including non-competition, non-solicitation and confidentiality covenants for the benefit of the Company, as well as a general release of claims. Through October 31, 2010, Mr. Lovejoy has agreed to cooperate with the Company with respect to any matter relating to matters he was involved with while employed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

	By:	/s/ Kathryn A. Mikells
Name: Kathryn A. Mikells
Title: Executive Vice President and Chief Financial Officer
Date: December 2, 2009

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